Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Syniverse Holdings, Inc. for the registration of 19,620,667 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2006, with respect to the consolidated financial statements and schedule of Syniverse Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

August 24, 2006